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EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

        All of the subsidiaries listed below are direct or indirect wholly owned subsidiaries of Ultimate Electronics, Inc.

Fast Trak, Inc.
Ultimate Intangibles Corp.
Ultimate Leasing Corp.
Ultimate Electronics Partners Corp.
Ultimate Electronics Leasing LP
Ultimate Electronics Texas LP

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  EXHIBIT 21.1